EX-99.d.4

SUB-ADVISORY AGREEMENT

AGREEMENT made by and between DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust, a Delaware statutory trust (the “Investment Manager”), and MACQUARIE INVESTMENT MANAGEMENT GLOBAL LIMITED (the “Sub-Adviser’’).

WITNESSETH:

WHEREAS, each Trust on Schedule 1 hereto (each a “Trust” and collectively the “Trusts”) are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and are organized as statutory trusts under the laws of the State of Delaware;

WHEREAS, the Investment Manager and the relevant Trust, on behalf of each Fund listed on Schedule 1 (each, a “Fund” and collectively, the “Funds”), have entered into an investment management agreement (the “Investment Management Agreement”) whereby the Investment Manager will provide investment advisory services to the Trust with respect to the Fund;

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund;

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment advisory services; and

WHEREAS, the Board of Trustees (the “Board”) of the Trust and the Investment Manager desire that the Investment Manager retain the Sub-Adviser to render investment advisory and other services with respect to the Fund in the manner, for the period, and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. (a) The Sub-Adviser will supervise and direct the investments of the assets of the Fund in accordance with the Fund’s investment objectives, policies, and restrictions as provided in its Prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), as currently in effect and as amended or supplemented from time to time, and such other limitations as the Fund may impose by notice in writing to the Sub-Adviser in accordance with the clause 1(c), subject always to the supervision and control of the Investment Manager and the Board.

(b) As part of the services it will provide hereunder, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Fund or the Investment Manager to:

(i)

obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Fund or that are under consideration for inclusion in the Fund and invest the Fund in accordance with the Investment Manager’s and the Board’s written direction as more fully set forth herein and as otherwise directed;

(ii)

regularly make decisions as to what securities to purchase and sell on behalf of the Fund, effect the purchase and sale of such investments in furtherance of the Fund’s objectives and policies, and furnish the Board with such information and reports within the Sub-Adviser’s possession and control regarding the Sub-Adviser’s activities in the performance of its duties and obligations under this Agreement as the Investment Manager reasonably deems appropriate or as the Board may reasonably request, including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable international, federal and state laws and regulations and Trust policies and procedures;

(iii)

provide any and all material composite or other performance information, records and supporting documentation about accounts or funds the Sub-Adviser manages, if appropriate and subject to any obligation of confidentiality, that are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser’s prior performance in similar strategies in the Fund’s currently effective Prospectus, as the same may be hereafter modified, amended, and/or supplemented from time to time, and in any permissible reports and materials prepared by the Fund or its agent to which the Sub-Adviser has consented;

(iv)

provide information as reasonably requested by the Investment Manager or the Board to assist them or their agents in the determination of the fair value of certain portfolio securities held in the Fund when market quotations are not readily available for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board;

(v)

vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations (“Corporate Actions”) with respect to the issuers of securities held in the Fund, provided materials relating to such Corporate Actions have been timely received by the Sub-Adviser, and to submit reports regarding such Corporate Actions, including a copy of any policies regarding such Corporate Actions, in a form reasonably satisfactory to the Investment Manager and the Fund in order to comply with any applicable federal or state reporting requirements;

(vi)

provide performance and other information as reasonably requested by the Investment Manager or the Board to assist them or their agents in conducting ongoing due diligence and performance monitoring, subject to any obligation of confidentiality; and

(vii)

maintain all accounts, books, and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any accounts, books and records that it maintains for the Fund and that are required to be maintained by Rule 31a-l under the 1940 Act. The Sub-Adviser shall furnish to the Investment Manager copies of all such accounts, books, and records as the Investment Manager may reasonably request. The Sub-Adviser agrees that such accounts, books, and records are the property of the Trust, and will be surrendered to the Trust promptly upon request, with the understanding that the Sub-Adviser may retain its own copy of all records.

(c) Subject to sub-clause 1(d), in furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time, that are applicable to the Fund and notified to the Sub-Adviser; (ii) provisions of the Trust’s By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time that are applicable to the Fund and notified to the Sub-Adviser; (iii) the Fund’s Prospectus; (iv) the 1940 Act and the Advisers Act and the rules under each and all other international, federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust’s compliance policies and procedures and other policies and procedures adopted from time to time by the Board applicable to the Fund and notified to the Sub-Adviser; and (vi) the written instructions of the Investment Manager. The Sub-Adviser will promptly inform the Investment Manager if it is unable to comply with the notified modification, amendment, supplement, policy procedure or written instruction (together, “Instruction”), and the Sub-Adviser must promptly seek to clarify such Instruction with the Investment Manager. If an Instruction is inconsistent with the Fund’s Prospectus or, in the Sub-Adviser’s opinion, ambiguous or unclear in any respect, the Sub-Adviser must promptly clarify the Instruction with the Investment Manager and the Instruction will not operate until it has been clarified.

(d) The Investment Manager agrees to provide the Sub-Adviser with current copies of the documents mentioned in paragraph l(c)(i), (ii), (iii) and (v) above and all changes made to such documents at, or if practicable, before the time such changes become effective, and the Investment Manager acknowledges and agrees that the Sub-Adviser shall not be responsible for compliance with such documents or amendments unless and until a reasonable time after they are received by the Sub-Adviser. The Sub-Adviser shall be fully protected in acting upon any proper instructions reasonably believed by it to be genuine and signed or communicated by or on behalf of the Investment Manager or the Fund.

(e) In order to assist the Trust and the Trust’s chief compliance officer (the “Trust CCO”) and the Investment Manager and the Investment Manager’s Chief Compliance Officer (the “IM CCO”) in satisfying the requirements contained in Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act, respectively, the Sub-Adviser shall provide to the Trust CCO and/or IM CCO: (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”) and its officers and employees, as reasonably requested by the Trust CCO and/or IM CCO; (ii) quarterly reports reasonably required by the Investment Manager confirming that the Sub-Adviser has complied with the Trust’s Compliance Procedures in managing the Fund to the extent those Compliance Procedures directly relate to the Sub-Adviser’s services under this Agreement; and (iii) quarterly certifications with respect to Material Compliance Matters (as that term is defined in Rule 38a-1(e)(2) under the 1940 Act) related to the Sub-Adviser’s management of the Fund.

The Sub-Adviser shall promptly provide the Trust CCO and IM CCO with copies and summaries of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the federal securities laws and to prevent violation of the Advisers Act (together, the “Sub-Adviser Compliance Procedures”); and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO and IM CCO so as to facilitate the Trust CCO’s and IM CCO’s performance of their respective responsibilities under Rule 38a-1 and Rule 206(4)-7, including to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO and IM CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Fund. The Sub-Adviser shall allow the Trust CCO and/or the IM CCO, as reasonably requested from time to time, access to examine and review the Sub-Adviser’s Compliance Procedures and the Sub-Adviser’s adherence thereto. The Sub-Adviser shall provide to the Trust CCO and IM CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Fund; and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Fund. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO and IM CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the federal securities laws, including the conduct and results of our annual review for adequacy and effectiveness.

(f) The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of the Trust’s registration statements, the Prospectuses and SAIs, shareholder reports and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) as may relate to the Fund, and shall provide the Fund with information in its possession and control and reasonably requested by the Investment Manager for use in the Fund’s Regulatory Filings, including, without limitation, information related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, investment management strategies and techniques, and proxy voting policies. The Sub-Adviser shall provide such certifications regarding the Fund as the Trust’s officers may reasonably request for purposes of the preparation of any Regulatory Filings.

(g) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized herein or otherwise, have no authority to act for or represent the Trust, the Fund or the Investment Manager in any way, or in any way be deemed an agent of the Trust, the Fund or the Investment Manager. Notwithstanding the foregoing, the Investment Manager appoints the Sub-Adviser as agent of the Fund to provide investment advisory services to Fund on the terms contained in this Agreement and the Sub-Adviser accepts this appointment. For the avoidance of doubt, Sub-Adviser may, as agent, instruct and place trades, respond to corporate actions, execute Fund documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with providing advisory services to the Fund; provided that Sub-Adviser must seek prior written approval from the Investment Manager before entering into any derivatives agreements for the Fund.

(h) The Sub-Adviser may perform its services through its employees, officers or agents, and the Investment Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Fund’s Prospectus shall perform the portfolio management duties described therein until the Sub-Adviser notifies the Investment Manager that one or more other affiliates, employees, officers or agents identified in such notice shall assume such duties as of a specific date.

(i) The Investment Manager shall provide (or use its reasonable endeavors to cause to be provided) timely information to the Sub-Adviser regarding such matters as the cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities under this Agreement.

2. (a) Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; transfer agency expenses; pricing service expenses; expenses relating to tax services; brokerage commissions; custodian fees; legal and accounting fees; taxes; interest; federal securities law filing expenses; and federal and state registration fees. The Sub-Adviser shall not be obligated to pay any expenses of the Investment Manager, the Trust or the Fund unless expressly assumed by the Sub-Adviser pursuant to this Agreement or otherwise agreed to in writing.

(b) Directors, members, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds that have employed the Sub-Adviser as sub-adviser or investment manager. Directors, members, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity.

3. (a) The Sub-Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser may combine orders for the Fund with orders for other accounts or funds under management. Transactions involving combined orders are allocated in a manner deemed equitable to each account. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Investment Manager from time to time and provided to the Sub-Adviser, and (ii) as described in the Fund’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund the Sub-Adviser shall use its reasonable endeavors to obtain for the Fund “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(b) Subject to the appropriate policies and procedures approved by the Board and provided to the Sub-Adviser in writing, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cause the Fund to pay a broker or dealer that provides brokerage or research services to any of the Investment Manager, the Sub-Adviser or the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage and research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to its clients for which the Investment Manager or the Sub-Adviser exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

Subject to applicable law and regulations, including Section 17(e) of the 1940 Act and Rule 17e-l thereunder, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with brokers or dealers that are affiliated with the Sub-Adviser. Any entity or person associated with the Investment Manager or the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund to the extent and as permitted by Section 11(a)(1)(H) of the Exchange Act and Rule 11a2-2(T) thereunder.

4. As compensation for the services to be rendered to the Trust for the benefit of the Fund by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser the fees calculated in accordance with Exhibit A attached hereto. The compensation payable to the Sub- Adviser, along with the compensation paid any other affiliated sub-advisor providing fixed income investment management and trading services to the Fund, shall not exceed 25% of the Investment Manager’s retained advisory fee payable from the Fund under the investment management agreement (after Investment Manager has paid any unaffiliated Fund sub-advisers, paid the Fund’s investment consultant, and paid any amounts towards the Fund’s expense waivers).

5. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Fund under the provisions of this Agreement are not exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

6. (a) Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b) Neither the Investment Manager, the Trust nor the Fund shall use the Sub-Adviser’s actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) or otherwise refer to the Sub-Adviser in any materials related to the Trust or the Fund distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trust and the Fund, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub- Adviser’s actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) in materials related to the Fund.

(c) The Sub-Adviser shall not use the Investment Manager’s name (or that of any subsidiary of Macquarie Management Holdings, Inc. (“MMHI”)) or otherwise refer to the Investment Manager or any subsidiary of MMHI in any materials related to the Trust or the Fund distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Investment Manager, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) of the Trust and the Fund, except for the purpose of describing prior clients or prior performance of the Sub-Adviser, as permitted by the Advisers Act or other applicable requirements.

(d) This Section 6 applies solely to materials related to the Fund and the Trust only, and not to other products or relationships between the Sub-Adviser and the Investment Manager.

7. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trust on behalf of the Fund, neither the Sub-Adviser nor any of its affiliates nor any of its or their controlling persons, members, officers, directors, employees or agents (collectively, “Sub-Adviser Related Persons”) shall be liable to the Trust, the Fund, the Investment Manager or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, or that the Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. Subject to the first sentence of this Section 7(a), the Sub-Adviser shall not be responsible for any loss incurred by any reason of any act or omission of any bank, broker, the custodian bank or any administrator or trustee whether appointed on behalf of the Investment Manager, the Fund or the Trust. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws, ERISA or any rules or regulations adopted under any of those laws.

(b) Investment Manager will indemnify Sub-Adviser and Sub-Adviser Related Persons against any expense, cost, charge, loss or liability incurred by Sub-Adviser or Sub-Adviser Related Persons arising out of, or in connection with: (i) Sub-Adviser or Sub-Adviser Related Persons acting under this Agreement; or (ii) any negligence, fraud, dishonesty or breach of this Agreement or any law or regulation by Investment Manager and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively “Investment Manager Related Persons”), relating to Investment Manager’s or Investment Manager Related Persons’ performance of this Agreement (for the purposes of this Section 7 indemnification, Sub-Adviser shall not be considered an agent of Investment Manager), except insofar as any loss, liability, cost, charge or expense is caused by the breach of fiduciary duty, willful misfeasance, bad faith, gross negligence, or from reckless disregard of its duties under this Agreement by Sub-Adviser or any Sub-Adviser Related Persons. This obligation continues after the termination of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, neither party is liable to the other party for consequential loss. For the purposes of this Agreement, ‘consequential loss’ includes loss or profits, loss of revenue, loss or denial of opportunity, loss of or damage to access to markets, loss of anticipated savings, loss of or damage to goodwill, loss of or damage to business reputation, future reputation, and publicity, any indirect, remote abnormal or unforeseeable loss or any similar loss whether or not in the reasonable contemplation of the parties at the time of execution of this Agreement.

8. (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to the Fund unless it has first been approved with respect to the Fund in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the U.S. Securities and Exchange Commission (the “SEC”) or its staff. This Agreement shall continue in effect with respect to the Fund for a period of two (2) years and may be renewed thereafter with respect to the Fund only so long as such renewal and continuance with respect to the Fund is specifically approved at least annually by the applicable Board or by the vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or “interested persons” of the Trust, the Fund, or any party hereto, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be amended only by written agreement of the Investment Manager and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder or any applicable exemptive order.

(c) This Agreement may be terminated with respect to a the Fund (i) by the Investment Manager at any time, without the payment of a penalty, on 60 days’ written notice to the Sub-Adviser of the Investment Manager’s intention to do so and (ii) by the Trust with respect to the Fund in the Trust at any time, without the payment of a penalty, on 60 days’ written notice to the Sub- Adviser of the Trust’s intention to do so pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement with respect to the Fund at any time, without the payment of a penalty, on 60 days’ written notice to the Investment Manager and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation arising out of or relating to a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 7 hereof. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act) or upon the termination of an Investment Management Agreement.

9. Any information and advice furnished by either party to this Agreement to the other party shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)

is already known to the receiving party at the time it is obtained (other than through previous disclosure by the protected party or by a party known by the receiving party to be bound by a confidentiality obligation to the protected party);

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)

is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party provides the protected party written notice of such requirement, to the extent such notice is permitted and reasonably practicable in the circumstances);

(v)

is relevant to the defense of any claim or cause of action asserted against the receiving party (provided the receiving party provides the protected party with sixty (60) days’ written notice of any disclosure if practicable or such lesser amount as may be necessary and provided such notice does not prejudice the receiving party); or

(vi)	has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any “nonpublic personal information” (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers (as such term is defined in Regulation S-P, including any amendments thereto) of the Trust to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

10. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations that do not specifically relate to the Fund or the Trust shall not be required to be reported by this provision.

(b) The Sub-Adviser has adopted policies and procedures and a written code of ethics complying with the requirements of Rule 17j-l under the 1940 Act and 204A-1 under the Advisers Act and will provide the Investment Manager and the Board with a copy of such policies and procedures and code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule 17j-l, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-l during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information required by Rule 17j-l(c)(l) relating to the approval by the Board of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement.

(c) The Sub-Adviser has provided the Trust and the Investment Manager with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Trust and the Investment Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trust and the Investment Manager of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Investment Manager, or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are the portfolio manager(s) of the Fund prior to or promptly after such change.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as shall be reasonably necessary in light of its obligations under this Agreement.

11. The Investment Manager will notify the Sub-Adviser of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Sub-Adviser, or change of control of the Investment Manager, as applicable.

12. The Sub-Adviser has implemented policies and procedures designed to prevent the disclosure by the Sub-Adviser, its employees or agents of the Fund’s portfolio holdings to any person or entity other than the Investment Manager, the Trust’s custodian, or other persons expressly designated by the Investment Manager.

13. This Agreement shall extend to and bind the successors of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.

14. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. All written notices, requests or other communications to any party hereunder shall be given to the following addresses and telecopy numbers, or such other address and telecopy number communicated to the other parties from time to time:

If to the Sub Adviser:	Attention:	MFI Investment Solutions and Strategy
	Address:	Level 9, 50 Martin Place
Sydney, New South Wales, Australia
	Fascimile:	+61282324168
	Email:	sarah.scanlon@macquarie.com and MAMMIMFIISSAustralia@macquarie.com
	Copy:	MIM Legal Sydney
	Address:	Same as above
	Fascimile:	+61282324168
	Email:	MFGLegalMIM@macquarie.com

If to the Investment	Delaware Management Company, a series of Macquarie
Manager or the Fund:	Investment Management Business Trust
2005 Market Street
Philadelphia, PA 19103
Attention: General Counsel

16. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” and “assignment” shall have the meanings given them in the 1940 Act, subject, however to such exemptions as may be granted by the SEC and its staff under the 1940 Act.

17. If by reason of (a) market movements; (b) contributions to or withdrawals from the Portfolio; (c) a change in the nature of any investment (whether through change in business activity or credit rating); or (d) circumstances beyond the reasonable control of the Sub-Adviser, the Fund ceases to comply with any document or instruction referred to in clause 1(d), the Sub-Adviser must remedy the non-compliance as soon as practicable after the Sub-Adviser becomes aware of the non-compliance. If remedied in accordance with this clause, the non-compliance will not constitute a breach of the Agreement.

18. The Investment Manager and Trust acknowledge that the Sub-Adviser will manage the Fund on a pre-tax basis and is not required to take into account the Fund’s tax position in managing the Fund.

19. A party will not be liable to the other for any failure, interruption or delay in performance of their respective obligations to the extent such failure, interruption or delay is caused by (a) a breakdown, failure or malfunction of any telecommunications or computer service or system which has been set up and maintained by a party in accordance with the requirements of this Agreement; (b) the closure or suspension of any market relevant to a party’s obligations under this Agreement; or (c) any fire, explosion, flood, earthquake, peril of the sea, strike or lockout, embargo, civil commotions, riots, wars, weather, governmental laws, orders or restrictions, national or regional emergencies, strikes, labour stoppages or slowdowns or other industrial disturbances, shortage of adequate power, materials or transportation facilities or any similar cause beyond a party's reasonable control.

20. The Investment Manager acknowledges that the Sub-Adviser is a member of the Macquarie Group Limited group of companies (“Macquarie Group”) and that such group is a diversified provider of financial and investment services, engaging in a broad range of activities including securities underwriting, sales and trading, investment banking, lending, financial advisory services, investment research, asset management and other activities. The Sub-Adviser generally has no control over these activities. As a result, the Investment Manager acknowledges that from time to time the Sub-Adviser’s investment activities may be restricted, for example due to regulatory constraints applicable to the Macquarie Group, and/or its internal policies designed to comply with such constraints. Without limitation, this includes circumstances where an acquisition of securities would cause the Macquarie Group’s aggregated holdings in a company to exceed applicable takeover thresholds. In addition, where, due to such restrictions, there is limited capacity to acquire particular securities, the Fund will not have priority over any member of, or any other fund or clients associated with, the Macquarie Group to acquire those securities, however the Sub-Adviser will allocate available securities amongst funds and clients (including the Fund) in a fair and equitable manner.

21. Subject to the Investment Company Act of 1940, as amended, and its rules and regulations and in accordance with the Fund’s compliance policies and procedures, the Sub-Adviser may 'cross securities' where one or more of the client accounts or pooled funds managed by the Sub-Adviser or a related body corporate of the Sub-Adviser (“Sub-Adviser Accounts”) either (a) have demand for assets contained in the Fund; or (b) have available for sale assets which the Sub-Adviser wishes to be contained in the Fund. A ‘crossing of securities’ may occur by the Sub-Adviser making an offer to purchase specific assets from the Fund or making an offer to sell to the Fund specific assets. Neither the Sub-Adviser nor its related body corporate may charge transaction fees with respect to the trade between the Fund and a Manager Account pursuant to this clause.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of May 30, 2019.

DELAWARE MANAGEMENT
COMPANY, a series of Macquarie Investment
Management Business Trust

		By:	/s/ Susan Natalini
		Name:	Susan Natalini
		Title:	Senior Vice President

EXECUTED by MACQUARIE	)
INVESTMENT MANAGEMENT	)
GLOBAL LIMITED	)
)
	)	16 October 2019
	)	Date
/s/ Lorraine Yoo
Signature of attorney
/s/ Matthew Mulcahy
Signature of attorney
Lorraine Yoo
Name of attorney
Matthew Mulcahy
Name of attorney

Agreed to and accepted as of the day and year first above written:

On behalf of each Fund identified on
Schedule 1 hereto

		By	/s/ Daniel V. Geatens
		Name:	Daniel V. Geatens
		Title:	Vice President

EXHIBIT A
FEE SCHEDULE

For the Fund’s assets within Investment Manager’s portion of the Fund and denominated in Australian dollars and New Zealand dollars and any other assets managed by the Sub-Adviser, the Sub-Adviser shall receive 25% of the Investment Manager’s retained investment management fee (expressed in dollars) x the percentage of Investment Manager’s Fund assets in such currency or managed by the Sub-Adviser.

Fees received by the Sub-Adviser are not to exceed 25% of the Investment Manager’s retained investment management fee (expressed in dollars & after Investment Manager has paid any unaffiliated Fund sub-advisers, paid the Fund’s investment consultant, and paid any amounts towards the Fund’s expense waivers) in the aggregate with other affiliated sub-advisers providing fixed income investment services, including portfolio management and trading.

SCHEDULE 1

LIST OF TRUSTS AND FUNDS

Delaware Group® Adviser Funds
Delaware Diversified Income Fund

Delaware Group® Cash Reserve
Delaware Investments Ultrashort Fund

Delaware Group® Equity Funds V
Delaware Wealth Builder Fund

Delaware Group Foundation Funds
Delaware Strategic Allocation Fund (formerly Delaware Foundation Moderate Allocation Fund

Delaware Group Government Funds
Delaware Emerging Markets Debt Fund
Delaware Strategic Income Fund

Delaware Group Income Funds
Delaware Corporate Bond Fund
Delaware Extended Duration Bond Fund
Delaware Floating Rate Fund
Delaware High Yield Opportunities Fund

Delaware Group Limited Term Government Funds
Delaware Limited Term Diversified Income Fund

Delaware Pooled Trust
Macquarie Core Plus Bond Portfolio
Macquarie High Yield Bond Portfolio

Delaware VIP Trust
Delaware VIP Diversified Income Series
Delaware VIP High Yield Series
Delaware VIP Limited Term Diversified Income Series